EXHIBIT 3.39

CERTIFICATE OF INCORPORATION

OF

TETRA HOLDING (US), INC.

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, as from time to time amended, do hereby certify as follows:

Article I

The name of the Corporation is Tetra Holding (US), Inc. (the “Corporation”).

Article II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

Article III

The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

Article IV

The total authorized capital stock of the Corporation shall be 1,000 shares of common stock, par value $0.01 per share.

Article V

The name and address of the incorporator is as follows:

Name	Mailing Address
Jonathan Grant	c/o White & Case LLP 1155 Avenue of the Americas New York, NY 10036

Article VI

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

Article VII

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until their successors and are elected and qualify, are as follows:

Name	Mailing Address
Peter Sewing	Wendelinsweg 16 61476 Kronberg Germany

Newton Aguiar	155 Castelnau London SW13 9EW United Kingdom

Article VIII

The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by applicable law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Article IX

The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in any By-Law adopted by the Corporation’s stockholders.

Article X

The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

1. A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of the foregoing sentence nor any amendment to said General Corporation Law that does not have retroactive application shall limit the right of directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation’s By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation’s By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of the foregoing sentence nor any amendment to the General Corporation Law of the State of Delaware that does not have retroactive application shall limit the right of directors and officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

Article XI

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Article XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of November, 2002.

/s/ Jonathan Grant
Jonathan Grant
Incorporator